Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-213186), Form S-8 (No. 333-218748) and Form S-8 (No. 333-151633) of Ecoark Holdings, Inc. of our reports dated June 27, 2018, relating to the audit of the consolidated financial statements and the audit of the internal control over financial reporting, which appears in this Form 10-K.

/s/ KBL, LLP

New York, NY

June 27, 2018